Exhibit 5.1

May 1, 2020

Southwest Airlines Co.

2702 Love Field Drive

Dallas, Texas 75235

Re:	Common Stock and 1.250% Convertible Senior Notes due 2025

Dear Ladies and Gentlemen:

We have acted as counsel for Southwest Airlines Co., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company of (i) up to 80,500,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), pursuant to the Underwriting Agreement, dated April 28, 2020 (the “Equity Underwriting Agreement”), among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc., and J.P. Morgan Securities LLC, for themselves and as representatives of the underwriters party thereto (the “Equity Underwriters”), and (ii) up to $2,300,000,000 aggregate principal amount of 1.250% Convertible Senior Notes due 2025 (the “Convertible Notes”), pursuant to the Underwriting Agreement, dated April 28, 2020 (the “Convertible Notes Underwriting Agreement” and, together with the Equity Underwriting Agreement, the “Underwriting Agreements”), among the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., and Morgan Stanley & Co. LLC, for themselves and as representatives of the underwriters party thereto (the “Convertible Notes Underwriters” and, together with the Equity Underwriters, the “Underwriters”).

The Shares have been offered for sale pursuant to a prospectus supplement, dated April 28, 2020, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on April 30, 2020, to the prospectus, dated February 9, 2018 (as amended and supplemented by the prospectus supplement, the “Equity Prospectus”), that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-222963), filed with the Commission on February 9, 2018 (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

The Convertible Notes have been offered for sale pursuant to a prospectus supplement, dated April 28, 2020, filed with the Commission pursuant to Rule 424(b) on April 30, 2020, to the prospectus, dated February 9, 2018 (as amended and supplemented by the prospectus supplement, the “Convertible Notes Prospectus” and, together with the Equity Prospectus, the “Prospectuses”), that constitutes a part of the Registration Statement, which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act. The Convertible Notes will be issued under an indenture, dated as of September 17, 2004, between the Company and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Trustee”), as supplemented by that First Supplemental Indenture, dated May 1, 2020, establishing the terms of the Convertible Notes (together, the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Formation and the Second Amended and Restated Bylaws of the Company, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company relating to the issuance and sale of the Shares and the Convertible Notes, (iv) the Registration Statement, (v) the Prospectuses, (vi) the Indenture and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

May 1, 2020 Page 2

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Shares and Convertible Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the applicable Prospectus and the Registration Statement (vii) the Underwriting Agreements have been duly authorized and validly executed and delivered by the applicable Underwriters and (viii) the Indenture was duly authorized, executed, and delivered by the Trustee.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.

the Shares to be issued and sold by the Company to the Equity Underwriters as contemplated by the Equity Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Equity Underwriting Agreement, will be validly issued, fully paid and non-assessable;

2.

the Convertible Notes to be issued and sold by the Company to the Convertible Notes Underwriters as contemplated by the Convertible Notes Underwriting Agreement have been duly authorized, executed and issued and, upon payment and delivery in accordance with the Convertible Notes Underwriting Agreement, assuming that the Convertible Notes have been duly authenticated by the Trustee, will constitute valid and binding obligations of the Company; and

3.

the shares of Common Stock initially issuable upon conversion of the Convertible Notes (the “Conversion Shares”) have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Convertible Notes and will be validly issued, fully paid and non-assessable, assuming the issuance of the Conversion Shares upon the conversion of the Convertible Notes on the date hereof in accordance with the terms of the Convertible Notes and the Indenture.

This opinion is limited in all respects to the laws of the States of Texas and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature Page Follows]

Very truly yours,

/s/ Vinson & Elkins L.L.P.

[SIGNATURE PAGE TO 5.1 LEGAL OPINION]